Exhibit 99.1

HCA	news

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Mark Kimbrough (615) 344-2688	Jeff Prescott (615) 344-5708
HCA Shareholders Approve Merger with Private Equity Consortium
Nashville, Tenn., Nov 16, 2006 -— HCA Inc. (NYSE: HCA) announced today that shareholders have voted to approve the proposed merger agreement providing for the acquisition of HCA by an investor group including Bain Capital, Kohlberg Kravis Roberts & Co., Merrill Lynch Global Private Equity, HCA Founder Dr. Thomas F. Frist, Jr. and HCA management.
Based upon the preliminary tally of shares voted, 320.3 million shares were voted at the special meeting, representing 82% of HCA’s total outstanding voting shares. Of those shares voting, 283.5 million shares voted in favor of the adoption of the merger agreement, representing 72.9% of HCA’s total outstanding voting shares.
Under the terms of the merger agreement, HCA shareholders will receive $51 in cash, without interest, for each share of HCA common stock held. The transaction is anticipated to close on November 17.
About HCA
HCA Inc. is a holding company whose affiliates own and operate hospitals and related health care entities. The term “affiliates” includes direct and indirect subsidiaries of HCA Inc. and partnerships and joint ventures in which such subsidiaries are partners. At September 30, 2006, these affiliates owned and operated 172 hospitals, 95 freestanding surgery centers and facilities which provided extensive outpatient and ancillary services. Affiliates of HCA Inc. are also partners in joint ventures that own and operate seven hospitals and seven freestanding surgery centers which are accounted for using the equity method. The Company’s facilities are located in 21 states, England and Switzerland.
Forward looking statements
This press release contains forward-looking statements based on current HCA management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against HCA and others relating to the merger agreement; (3) court approval of the memorandum of understanding in connection with the settlement of the six consolidated purported class action lawsuits filed in connection with the merger; (4) the inability to complete the merger due to the failure to satisfy any conditions to completion of the merger; (5) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (6) the failure of the merger to close for any other reason; (7) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (8) the effect of the announcement of the merger on our customer relationships, operating results and business generally; (9) the ability to recognize the benefits of the merger; (10) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (11) the impact of the substantial indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond HCA’s ability to control or predict. HCA undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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